SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

STARBUCKS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Seattle, Washington

January 17, 2002

Dear Shareholders:

      You are cordially invited to attend the Starbucks Corporation Annual Meeting of Shareholders on Tuesday, February 26, 2002 at 10:00 a.m. (Pacific Time). The meeting will be held at Benaroya Hall, 200 University Street, Seattle, Washington. Directions to Benaroya Hall and transportation information appear on the back cover of this Notice of Annual Meeting and Proxy Statement.

      The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, we will also report on Starbucks Corporation’s operations and respond to any questions you may have.

      As always, we anticipate a large number of attendees at our Annual Meeting of Shareholders. We have taken several steps to accommodate as many people as possible, including providing additional seating in the main auditorium and overflow seating in a second auditorium. There will also be large video monitors in the lobby of Benaroya Hall. Starbucks Corporation is also pleased to offer free parking and shuttle service from the Safeco Field parking structure to and from our Annual Meeting of Shareholders.

      While we will make every effort to accommodate all attendees, we cannot guarantee seating availability. We strongly recommend that shareholders arrive at Benaroya Hall 45 minutes prior to the event.

      Please note that Benaroya Hall’s policy prohibits attendees from bringing large bags, knapsacks, backpacks or similar items into the auditorium. Attendees who bring such items will be asked to check them at the coat check.

      YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Very truly yours,

Howard Schultz chairman and chief global strategist	Orin C. Smith president and chief executive officer

STARBUCKS CORPORATION

2401 Utah Avenue South
Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

on
February 26, 2002

       The Annual Meeting of Shareholders of Starbucks Corporation (the “Company”) will be held at Benaroya Hall, 200 University Street, Seattle, Washington, on Tuesday, February 26, 2002 at 10:00 a.m. (Pacific Time) for the following purposes:

1.	To elect three Class 3 directors to serve until the Annual Meeting of Shareholders to be held in early 2005;

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 29, 2002;

3.	To approve the material terms of the Company’s Executive Management Bonus Plan;

4.	To act on a shareholder proposal to declassify the Company’s Board of Directors; and

5.	To act on a shareholder proposal to identify and label all food products manufactured or sold by the Company that may contain genetically modified ingredients.

      Only shareholders of record at the close of business on December 20, 2001 will be entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournments thereof.

      The Company’s Proxy Statement is attached hereto. Financial and other information concerning the Company is contained in the Annual Report to Shareholders for the fiscal year ended September 30, 2001.

By Order of the Board of Directors,

Shelley B. Lanza
secretary

Seattle, Washington

January 17, 2002

YOUR VOTE IS IMPORTANT

      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, THE INTERNET OR BY MAIL AS PROMPTLY AS POSSIBLE TO ENSURE THE PRESENCE OF A QUORUM FOR THE MEETING. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE THE PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

PROXY STATEMENT for the ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL 1 -- ELECTION OF DIRECTORS
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
PROPOSAL 2 -- RATIFICATION OF SELECTION OF AUDITORS
PROPOSAL 3 -- APPROVAL OF THE MATERIAL TERMS OF THE COMPANY’S EXECUTIVE MANAGEMENT BONUS PLAN
PROPOSAL 4 -- PROPOSAL TO DECLASSIFY THE COMPANY’S BOARD OF DIRECTORS
PROPOSAL 5 -- PROPOSAL TO IDENTIFY AND LABEL ALL FOOD PRODUCTS MANUFACTURED OR SOLD BY THE COMPANY THAT MAY CONTAIN GENETICALLY MODIFIED INGREDIENTS
OTHER BUSINESS
PROPOSALS OF SHAREHOLDERS
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
APPENDIX A

STARBUCKS CORPORATION

2401 Utah Avenue South
Seattle, Washington 98134

PROXY STATEMENT

for the
ANNUAL MEETING OF SHAREHOLDERS

       This Proxy Statement is furnished by and on behalf of the Board of Directors of Starbucks Corporation, a Washington corporation (“Starbucks” or the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. (Pacific Time) on Tuesday, February 26, 2002 (the “Annual Meeting”) at Benaroya Hall, 200 University Street, Seattle, Washington and at any adjournment thereof. Directions to Benaroya Hall are provided on the back cover of this Proxy Statement.

      A shareholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later dated proxy card to the secretary of the Company prior to the Annual Meeting, (ii) delivering written notice of revocation of the proxy to the secretary of the Company prior to the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company represented thereby will be voted: (1) for the election of the three directors nominated by the Board of Directors; (2) for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 29, 2002 (“fiscal 2002”); (3) for the approval of the material terms of the Company’s Executive Management Bonus Plan; (4) against the proposal to declassify the Company’s Board of Directors; (5) against the proposal to identify and label all food products manufactured or sold by the Company that may contain genetically modified ingredients; and in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

      The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Under Washington law and the Company’s Articles of Incorporation, if a quorum is present, a nominee for election to a position on the Board of Directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee and exceed the votes cast for any other nominee for that position. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. For the election of directors, abstentions and broker non-votes will have the effect of neither a vote for nor a vote against the nominee. If a quorum is present, ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors and approval of all other matters that properly come before the meeting require that the votes cast in favor of such actions exceed the votes cast against such actions. As in the election of directors, abstentions and broker non-votes will have the effect of neither a vote for nor against such actions. Proxies and ballots will be received and tabulated by Mellon Investor Services LLC, the Company’s transfer agent and the inspector of elections for the Annual Meeting.

      This Proxy Statement and the enclosed proxy card will be first mailed on or about January 22, 2002 to the Company’s shareholders of record on December 20, 2001 (the “Record Date”).

      The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Proxies will be solicited by mail and may also be solicited by directors, officers and other employees of the Company, without additional remuneration, in person or by telephone or facsimile transmission. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the Record Date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. The Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies. Your cooperation in promptly voting your shares and submitting your proxy by telephone, the Internet or by completing and returning the enclosed proxy card will help to avoid additional expense.

      At the close of business on the Record Date, there were 380,611,049 shares of Common Stock (the “Shares”) outstanding and there were no outstanding shares of any other class of stock. Holders of Shares are entitled to cast one vote per Share on all matters.

PROPOSAL 1 — ELECTION OF DIRECTORS

      The Amended and Restated Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three groups, with such groups to be as equal in number as possible. Throughout fiscal 2001, the Company’s Board of Directors consisted of nine members, with three members in each of Classes 1, 2 and 3. Upon the expiration of the term of a class of directors, nominees for such class are elected to serve for a term of three years and until their respective successors have been elected and qualified. The current terms of the Class 3 directors, Ms. Barbara Bass, Mr. Craig J. Foley and Mr. Howard Schultz, expire upon the election and qualification of the directors to be elected at the Annual Meeting. The Board of Directors has nominated Ms. Bass and Messrs. Foley and Schultz for reelection to the Board of Directors at the Annual Meeting, to serve until the Annual Meeting of Shareholders to be held in early 2005. The terms of the Class 1 and Class 2 directors expire at the Annual Meetings of Shareholders to be held in early 2003 and 2004, respectively.

      Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Ms. Bass and Messrs. Foley and Schultz to the Board of Directors. The nominees have consented to serve as directors of the Company if elected. If, at the time of the Annual Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

      Set forth below is certain information furnished to the Company by the director nominees and by each of the incumbent directors whose terms will continue following the Annual Meeting. There are no family relationships between any directors or executive officers of the Company.

Class 1 Directors

Terms expire at the Annual Meeting of Shareholders to be held in early 2003

      HOWARD P. BEHAR, 57, has been a director of the Company since January 1996. Since rejoining the Company’s management in September 2001, Mr. Behar has served as president, North American Operations. Mr. Behar served as president of Starbucks Coffee International, Inc. from June 1994 until his retirement in late 1999. From February 1993 to June 1994, Mr. Behar served as the Company’s executive vice president, Sales and Operations. From February 1991 to February 1993, Mr. Behar served as senior vice president, Retail Operations, of the Company and from August 1989 to January 1991, he served as the Company’s vice president, Retail Stores.

      JAMES G. SHENNAN, JR., 60, has been a director of the Company since March 1990. Mr. Shennan has served as a general partner of Trinity Ventures, a venture capital organization, since 1989. Prior to that time, he served as the chief executive of Addison Consultants, Inc., an international marketing services firm, and two of its predecessor companies. Mr. Shennan also serves on the Board of Directors of P.F. Chang’s China Bistro, Inc.

      CRAIG E. WEATHERUP, 56, has been a director of the Company since February 1999. Mr. Weatherup is the Chairman of the Pepsi Bottling Group, Inc. Prior to the initial public offering of the Pepsi Bottling Group, Inc. in early 1999, Mr. Weatherup had worked with PepsiCo, Inc. for 24 years and served as Chief Executive Officer of its worldwide Pepsi-Cola business. Mr. Weatherup also serves as a director of Federated Department Stores, Inc.

Class 2 Directors

Terms expire at the Annual Meeting of Shareholders to be held in early 2004

      GREGORY B. MAFFEI, 41, has been a director of the Company since February 1999. Mr. Maffei is President and Chief Executive Officer of 360networks inc., a telecommunications service company and Chairman of Expedia, Inc., an Internet travel services company. Previously, Mr. Maffei served as the Chief Financial Officer of Microsoft Corporation from 1997 to 2000, and as Vice President, Corporate Development and Treasurer from 1994 to 1997. Mr. Maffei serves as a director of 360networks inc. and ONI Systems Corp., an optical, metro communications equipment manufacturer.

      ARLEN I. PRENTICE, 64, has been a director of the Company since February 1986. Mr. Prentice is a founder of Kibble & Prentice, Inc., a financial services firm. Mr. Prentice has served as a co-chairman and the chief executive officer of Kibble & Prentice, Inc. since June 1972. Mr. Prentice presently serves as a director of Northland Telecommunications Corporation, a cable television company providing services through its affiliates to customers in nine states, and Flow International Inc., a manufacturer and distributor of high pressure water jet cutting systems. Mr. Prentice also serves as a managing partner of Chartwell Capital Management Company.

      ORIN C. SMITH, 59, has been a director of the Company since January 1996. Mr. Smith has served as president and chief executive officer of the Company since June 2000. From June 1994 to May 2000, Mr. Smith served as the Company’s president and chief operating officer, and from March 1990 to June 1994, he was the Company’s vice president and chief financial officer and later its executive vice president and chief financial officer. Mr. Smith presently serves as a director of Oakley, Inc., a designer, manufacturer and distributor of premium performance sunglasses, footwear, apparel, accessories and watches.

Class 3 Directors

Terms expire at the Annual Meeting

      BARBARA BASS, 50, has been a director of the Company since January 1996. Since 1993, Ms. Bass has been the president of Gerson Bakar Foundation. From 1989 to 1992, Ms. Bass was president and chief executive officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc. She is on the Board of Directors of DFS Group Limited, a retailer of luxury branded merchandise, The Bombay Company, Inc., a retailer of traditional furniture and accessories, and bebe stores, inc., a retailer of contemporary sportswear and accessories.

      CRAIG J. FOLEY, 57, has been a director of the Company since March 1990. Mr. Foley has served as General Partner of Wickham Capital, a venture capital partnership, since February 1994. He has also served as a partner of Phillips-Smith-Machens Venture Partners, a venture capital firm, since April 1994. From February 1982 to February 1994, Mr. Foley served on the Board of Directors of Chancellor Capital Management, Inc., (now, Invesco Capital Management) and, as Managing Director of its Alternative Asset Management Group, served as a financial advisor to various entities.

      HOWARD SCHULTZ, 48, is the founder of the Company, the chairman of the board and has served as chief global strategist since June 2000. From the Company’s inception in 1985 to June 2000, he served as chairman of the board and chief executive officer. From 1985 to June 1994, Mr. Schultz was also the Company’s president. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, a predecessor to the Company; and from January 1986 to July 1987, he was the chairman of the board, chief executive officer, and president of Il Giornale Coffee Company, a predecessor to the Company. Mr. Schultz serves on the Board of Directors of eBay, Inc., an Internet trading company, and drugstore.com, an on-line drugstore.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MS. BASS AND MESSRS. FOLEY AND SCHULTZ TO THE BOARD OF DIRECTORS.

Committees

      During the fiscal year ended September 30, 2001 (“fiscal 2001”), the Company’s Board of Directors had standing Compensation and Audit Committees, but did not have a standing nominating committee. The reports of each of the committees are set forth below.

Compensation Committee Report*

      During fiscal 2001, Mr. Prentice, Ms. Bass and Mr. Maffei served on the Compensation Committee, with Mr. Prentice serving as Chairman. Each of the members of the Compensation Committee qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee is responsible for setting compensation philosophy for the Company and determining compensation and other benefits for the Company’s senior executive officers. The Compensation Committee also administers the Company’s stock option and stock purchase plans, as well as the Executive Management Bonus Plan (the “EMB Plan”).

      Compensation Components: The Compensation Committee believes that compensation paid to senior executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, the Committee’s policy is that the compensation package for senior executive officers should consist of three components: (i) annual base salary, (ii) incentive bonuses, the amount of which is dependent on both Company and individual performance during the prior fiscal year, and (iii) stock option awards designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and providing long-term incentives.

      The Compensation Committee establishes total annual compensation for the chief executive officer and other executive officers after reviewing each component of such executive’s compensation against executive compensation surveys prepared by outside compensation consultants. The surveys used for comparison reflect compensation levels and practices for persons holding comparably responsible positions at targeted peer group companies. The compensation comparator group is not limited to companies listed on the National Market tier of The Nasdaq Stock Market, Inc., and includes an array of companies in specialty retail and other industries, with high growth and strong brand image characteristics. Four of the sixteen companies used to provide competitive compensation data are included in the indices reflected in the performance graph required by Item 402(1) of Regulation S-K and set forth on page 12 of this Proxy Statement. In addition to reviewing executive officers’ compensation against the comparator group, the Compensation Committee also solicits appropriate input from the Company’s president and chief executive officer regarding total compensation for those executives who report directly to him.

      Total Compensation: For fiscal 2001, the Compensation Committee determined that total compensation for executive officers (the sum of base salary, incentive bonus and long-term compensation delivered through stock option awards) should be targeted at approximately the 75th percentile of selected peer group companies based on Starbucks financial performance, which was at the top end of the peer group. The Committee may, at its discretion, award compensation in excess of or less than the target. Base salary and incentive bonus were targeted at the 50th percentile of peer group companies so that more than a proportionate amount of total compensation is awarded through a long-term incentive vehicle. This strategy is intended to be competitive with other high-performing organizations and to enable the Company to attract, reward and retain exceptional talent. For this period, Mr. Smith’s total compensation, including base salary, incentive bonus and stock options, approximated the competitive target.

      Base Salary: Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other increase in responsibilities. Increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, level of pay and Company peer group pay levels. In fiscal 2001, Mr. Smith’s base salary was determined in accordance with the factors above. In fiscal 2001, Mr. Smith’s base salary was $1,000,000 (although the amount actually paid and reflected in the Summary

Compensation Table is slightly less because of the Company’s payroll schedule), an amount slightly above the competitive target of the 50th percentile of salaries paid by targeted peer companies.

      Incentive Bonus: Incentive bonuses are generally granted based on a percentage of each executive officer’s base salary. During fiscal 2001, the chairman and chief global strategist, president and chief executive officer, president, Starbucks Coffee International, Inc., the former president, North America Operations, and executive vice presidents of the Company participated in the EMB Plan. The EMB Plan, as in effect during fiscal 2001, was designed to enable at least 70% of the target amounts of incentive bonuses paid to executive officers to qualify as “performance-based compensation” (as defined in Section 162(m)) and therefore be deductible by the Company for tax purposes. It is the Company’s intention and general practice to pay “performance-based compensation” that is deductible, but the Company may from time to time pay amounts that are not deductible to meet hiring, retention or other compensation objectives.

      The Compensation Committee selects participants and establishes the objective performance measure or measures, bonus target percentages and other terms and conditions of awards under the EMB Plan. During fiscal 2001, target bonus amounts under the EMB Plan were expressed as a percentage of base salary and were established according to the overall intended competitive position and competitive survey data for comparable positions in peer group companies. For fiscal 2001, the bonus targets for participating officers ranged from 50% to 100% of base salary depending on position, with a maximum bonus payout pursuant to the achievement of the objective performance goal of $1,000,000. After the end of the fiscal year, the Committee determined the extent to which the performance goals were achieved and the amount of the award to be paid to each participant.

      Under the EMB Plan as in effect during fiscal 2001, seventy percent (70%) of the target bonus was based on the achievement of a specified objective performance goal selected by the Compensation Committee for the fiscal year. In fiscal 2001, the objective performance measure upon which the objective performance goal was based was earnings per share. Thirty percent (30%) of the target bonus was based on specific individual performance goals for each officer, which change somewhat each year according to the strategic plan initiatives and the responsibilities of the positions. Relative weights assigned to each individual performance goal typically range from 5% to 35%. Mr. Smith’s goals for fiscal 2001 related to the achievement of the operating plan.

      The total bonus award is determined according to the level of achievement of both the objective performance and individual performance goals. Below a threshold of performance, no awards may be granted pursuant to the objective performance goal and the Compensation Committee may, in its discretion, reduce the awards pursuant to individual performance goals. For fiscal 2001, Mr. Smith earned a bonus of $1,150,000, based on the achievement of the objective performance goal and his individual performance goals. Because the Company achieved earnings per share greater than that required to obtain 100% of the target bonus amount attributed to the objective performance goal, the bonus paid to Mr. Smith was somewhat above the competitive target of the 50th percentile of bonuses paid by targeted peer group companies.

      Stock Options: In fiscal 2001, long-term, performance-based compensation of executive officers took the form of option awards under the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan — 1994 (the “Key Employee Plan”). The Compensation Committee believes that equity-based compensation ensures that the Company’s executive officers have a continuing stake in the long-term success of the Company. All options granted by the Company have been granted with an exercise price equal to the closing price of the Company’s Common Stock on the date of grant and, accordingly, will have value only if the Company’s stock price increases.

      In granting options under the Key Employee Plan, the Compensation Committee bases the size of stock option awards on such considerations as the value of options awarded to comparable positions in peer group companies, Company and individual performance against plan, the number of options currently held by the officer, the allocation of overall share usage attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix. In fiscal 2001, Mr. Smith was granted an aggregate of 395,000 options to purchase shares of Common Stock (790,000 options after giving effect to the two-for-one stock split effected on April 27, 2001). Mr. Smith’s grant, as well as the stock options granted to the other executive officers, were granted in October 2000 and reflect the Company’s and such officers’ performance for fiscal 2000.

Respectfully submitted,

Arlen I. Prentice (Chairman)
Barbara Bass
Gregory Maffei

Audit Committee Report*

      During fiscal 2001, Mr. Shennan, Mr. Foley and Mr. Weatherup served on the Audit Committee, with Mr. Shennan serving as Chairman. Each of Messrs. Shennan, Foley and Weatherup is an “independent director” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. listing standards. The Audit Committee operates pursuant to a written charter, a copy of which was attached as Appendix A to the proxy statement for the Annual Meeting of Shareholders held in March 2001. As more fully described in the Charter, the Audit Committee is responsible for overseeing the Company’s internal controls and financial reporting processes, as well as the independent audit of the Company’s consolidated financial statements by the Company’s independent auditors, Deloitte & Touche LLP (“Deloitte & Touche”). As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2001 with management and discussed those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with the Company’s independent auditors. The Audit Committee received the written disclosures and the letter required by Independent Standards Board Statement No. 1 (Independence Discussions with Audit Committee) from Deloitte & Touche, and discussed that firm’s independence with representatives of the firm.

      Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and the Company’s independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements for the fiscal year ended September 30, 2001 in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted,

James G. Shennan, Jr. (Chairman)
Craig J. Foley
Craig E. Weatherup

*	The reports of the Compensation Committee and the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under either the Securities Act of 1933, as amended, or the Exchange Act (together, the “Acts”), except to the extent that the Company specifically incorporates such reports by reference; and further, such reports shall not otherwise be deemed filed under the Acts.

Independent Accountant Fees

      The following table sets forth the aggregate fees billed to the Company for fiscal 2001 by Deloitte & Touche:

Audit Fees	$461,000
Financial Information Systems Design and Implementation Fees	$2,939,000
All Other Fees	$490,000

      The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte & Touche and has concluded that it is.

Board and Committee Meetings

      During fiscal 2001, the Compensation Committee met three times and held one telephonic meeting, the Audit Committee met three times, and the Board of Directors met five times and held three telephonic meetings. Each director attended at least 75% percent of all Board meetings and meetings of Committees on which they served, except that Mr. Foley was unable to attend one of the Audit Committee Meetings.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table sets forth information concerning the beneficial ownership of Common Stock of the Company of (i) those persons known by management of the Company to own beneficially more than 5% of the Company’s outstanding Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table set forth in the “Executive Compensation” section of this Proxy Statement, and (iv) all current directors and executive officers of the Company as a group. Such information is provided as of December 15, 2001, except for the information for Capital Research & Management Company and Putnam Investment Management, Inc., which is provided as of September 30, 2001. According to the rules adopted by the Securities and Exchange Commission, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1%, based upon 380,259,618 shares of Common Stock outstanding.

Name and Address of	Amount and Nature of
Beneficial Owner(1)	Beneficial Ownership		Percent of Class

Putnam Investment Management, Inc.	41,895,501	(2)	11.0%
Capital Research & Management Company	38,260,000	(3)	10.1%
Howard Schultz	15,153,008	(4)	3.9%
Orin C. Smith	3,433,720	(5)	*
Howard P. Behar	862,644	(6)	*
Barbara Bass	354,000	(7)	*
Craig J. Foley	384,600	(8)	*
Gregory B. Maffei	100,000	(9)	*
Arlen I. Prentice	887,288	(10)	*
James G. Shennan, Jr.	627,773	(11)	*
Craig E. Weatherup	120,000	(12)	*
Peter Maslen	151,668	(13)	*
Michael Casey	565,558	(14)	*
Shelley B. Lanza	567,346	(15)	*
Paul Davis	266,666	(16)	*
All Directors and Executive Officers as a Group (17 persons)	24,891,295	(17)	6.3%

(1)	The address for Putnam Investment Management, Inc. is One Post Office Square, Boston, Massachusetts 02110. The address of Capital Research & Management Company is 333 South Hope Street, 55th Floor, Los Angeles, California 90071-1447. The address of the directors and executive officers listed is 2401 Utah Avenue South, Seattle, Washington 98134.

(2)	Putnam Investment Management Plan, Inc. has sole voting power with respect to 5,836,783 of these shares and no independent voting power with respect to the remainder of these shares.

(3)	Capital Research and Management Company has no independent voting power with respect to these shares.

(4)	Includes 7,527,060 shares subject to options exercisable within 60 days, which is on or before February 13, 2002.

(5)	Includes 3,412,002 shares subject to options exercisable within 60 days, which is on or before February 13, 2002.

(6)	Includes 839,136 shares subject to options exercisable within 60 days, which is on or before February 13, 2002.

(7)	Includes 340,000 shares subject to options exercisable within 60 days, which is on or before February 13, 2002.

(8)	Includes 332,800 shares subject to options exercisable within 60 days, which is on or before February 13, 2002.

(9)	Includes 100,000 shares subject to options exercisable within 60 days, which is on or before February 13, 2002.

(10)	Includes 77,936 shares held by the Prentice Family Partnership, a general partnership in which Mr. Prentice serves as a general partner, and 532,000 shares subject to options exercisable within 60 days, which is on or before February 13, 2002.

(11)	Includes 108,720 shares held by the Shennan Family Partnership, a partnership of which Mr. Shennan is a general partner, and 345,400 shares subject to options exercisable within 60 days, which is on or before February 13, 2002.

(12)	Includes 100,000 shares subject to options exercisable within 60 days, which is on or before February 13, 2002.

(13)	Includes 151,668 shares subject to options exercisable within 60 days, which is on or before February 13, 2002.

(14)	Includes 528,544 shares subject to options exercisable within 60 days, which is on or before February 13, 2002.

(15)	Includes 564,624 shares subject to options exercisable within 60 days, which is on or before February 13, 2002.

(16)	Includes 266,666 shares subject to options exercisable within 60 days, which is on or before February 13, 2002.

(17)	Includes 16,388,658 shares subject to options exercisable within 60 days, which is on or before February 13, 2002.

EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid to or earned by (i) the Company’s chief executive officer, (ii) the Company’s four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in fiscal 2001 and (iii) the former president, North America Operations (collectively referred to herein as the “Named Executive Officers”) during each of the Company’s last three fiscal years.

Summary Compensation Table

						Long-Term
		Annual Compensation				Compensation

						Number of
						Securities	All Other
		Salary		Bonus		Underlying	Compensation
Name and Principal Position	Fiscal Year	($)		($)		Options(1)	($)

Orin C. Smith	2001	995,192		1,150,000		790,000	1,700	(2)
president and	2000	730,770		1,312,500		1,000,000	1,700	(2)
chief executive officer	1999	623,077		0		1,200,000	1,600	(2)

Howard Schultz	2001	995,192		1,150,000		790,000	25,111	(3)
chairman and	2000	750,000	(4)	1,312,500		500,000	25,311	(3)
chief global strategist	1999	778,846	(4)	0		1,600,000	25,361	(3)

Peter Maslen	2001	413,346		260,382		170,000	2,052	(5)
president, Starbucks	2000	380,000		365,750		100,000	25,276	(5)
Coffee International, Inc.	1999	43,846	(6)	0	(6)	350,000	5,065	(5)

Michael Casey	2001	470,250		270,825		170,000	1,700	(7)
executive vice president,	2000	431,385		378,000		150,000	1,187	(7)
chief financial officer and	1999	413,462		0		400,000	2,359	(7)
chief administrative officer

Shelley B. Lanza	2001	412,769		238,050		170,000	1,700	(8)
executive vice president,	2000	336,752		306,250		220,000	1,700	(8)
Partner Resources, Law and	1999	289,615		0		200,000	1,600	(8)
Corporate Affairs and Corporate Social Responsibility, general counsel and secretary

Paul Davis	2001	449,038		279,822		0	0
former president,	2000	380,674		383,075		200,000	2,495	(9)
North America Operations	1999	162,500	(10)	162,500	(10)	1,000,000	63,972	(9)

(1)	The number of securities underlying options have been adjusted to reflect the two-for-one stock splits effected by the Company in March 1999 and April 2001.

(2)	The amounts shown represent matching contributions by the Company to the Company’s 401(k) Plan on behalf of Mr. Smith.

(3)	The amounts shown include (i) matching contributions by the Company to the Company’s 401(k) Plan on behalf of Mr. Schultz of $1,700, $1,700 and $1,600 in fiscal 2001, 2000, and 1999, respectively, and (ii) unreimbursed payments by the Company of the insurance premium for a split dollar life insurance policy originally issued in 1991 of $23,411, $23,611 and $23,761 in fiscal 2001, 2000 and 1999, respectively.

(4)	Mr. Schultz’s annual base salary did not change in fiscal 2000 from his base salary in fiscal 1999, although the actual amount paid varied because of the Company’s payroll schedule.

(5)	The amounts shown represent relocation and temporary housing expenses paid to Mr. Maslen.

(6)	Mr. Maslen joined the Company in August 1999, so his salary reflects a partial year of service and he was ineligible for a bonus.

(7)	The amounts shown represent matching contributions to the Company’s 401(k) Plan on behalf of Mr. Casey.

(8)	The amounts shown represent matching contributions to the Company’s 401(k) Plan on behalf of Ms. Lanza.

(9)	The amounts shown represent relocation expenses paid to Mr. Davis.

(10)	Mr. Davis joined the Company in March 1999, so his salary amount reflects a partial year of service. Mr. Davis received a guaranteed bonus pursuant to the terms of the offer letter to him dated March 10, 1999.

Stock Option Grants in Fiscal 2001

      The following table sets forth information regarding options to purchase shares of the Company’s Common Stock granted to the Company’s Named Executive Officers during fiscal 2001. The Company has no outstanding stock appreciation rights. In accordance with the rules of the Securities and Exchange Commission, the table shows the hypothetical “gains” or “option spreads” that would exist for the respective options based on assumed rates of annual stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

Stock Option Grants in Fiscal 2001

						Potential Realizable Value
						at Assumed Annual Rates of
						Stock Price Appreciation
	Number of		Percent of			for Option Term(1)
	Securities		Total Options	Exercise
	Underlying Options		Granted to	Price	Expiration	Five Percent	Ten Percent
Name	Granted(2)		Employees	Per Share(2)	Date	($)	($)

Orin C. Smith	790,000	(3)	8.2	$20.19	10/02/2010	10,029,690	25,417,204

Howard Schultz	790,000	(4)	8.2	$20.19	10/02/2010	10,029,690	25,417,204

Peter Maslen	170,000	(5)	1.8	$20.19	10/02/2010	2,158,288	5,469,525

Michael Casey	170,000	(6)	1.8	$20.19	10/02/2010	2,158,288	5,469,525

Shelley B. Lanza	170,000	(7)	1.8	$20.19	10/02/2010	2,158,288	5,469,525

Paul Davis	0		0	N/A	N/A	N/A	N/A

(1)	Potential realizable value is based on the assumption that the price of the Company’s Common Stock appreciates at the rate shown (compounded annually) from the date of grant to the expiration date. These numbers are presented in accordance with the requirements of the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price performance.

(2)	The number of securities underlying options granted and the exercise price per share have been adjusted to reflect the two-for-one stock split effected by the Company in April 2001.

(3)	Mr. Smith’s options become exercisable in two 263,334 share increments on October 2, 2001 and 2002, and one 263,332 share increment on October 2, 2003.

(4)	Mr. Schultz’s options become exercisable in two 263,334 share increments on October 2, 2001 and 2002, and one 263,332 share increment on October 2, 2003.

(5)	Mr. Maslen’s options become exercisable in one 56,668 share increment on October 2, 2001, and two 56,666 share increments on October 2, 2002 and 2003.

(6)	Mr. Casey’s options become exercisable in one 56,668 share increment on October 2 of 2001, and two 56,666 share increments on October 2, 2002 and 2003.

(7)	Ms. Lanza’s options become exercisable in one 56,668 share increment on October 2, 2001, and two 56,666 share increments on October 2, 2002 and 2003.

Exercises of Stock Options

      The following table sets forth information regarding stock option exercises during fiscal 2001 by the Named Executive Officers and the value of each Named Executive Officer’s exercised and unexercised stock options on September 30, 2001.

Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values

					Value of Unexercised
			Number of Securities		In-the-Money Options at
			Underlying Unexercised		Fiscal Year End(2)
	Shares Acquired	Value	Options at Fiscal Year End		($)
	on Exercise	Realized(1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Orin C. Smith	0	0	2,815,334	1,456,666	13,477,367	1,647,498

Howard Schultz	1,045,608	22,557,396	8,097,060	1,123,332	56,684,591	1,104,996

Peter Maslen	95,000	1,223,719	70,000	455,000	251,738	898,369

Michael Casey	133,332	1,909,683	421,876	270,000	2,690,135	331,500

Shelley B. Lanza	42,000	851,625	434,622	316,666	2,053,826	392,449

Paul Davis	0	0	466,668	733,332	915,253	1,436,497

(1)	Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of Common Stock acquired on the date of exercise.

(2)	The value of unexercised options is calculated by subtracting the aggregate exercise price of the options from the aggregate market value of the shares of Common Stock subject thereto as of September 28, 2001 (the last trading day prior to the Company’s fiscal year end on September 30, 2001).

Compensation of Directors

      During fiscal 2001, directors who are not executive officers of the Company received no cash compensation for their services. Such directors participate in the Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors (the “Directors Plan”). Under the terms of the Directors Plan, non-employee directors are annually awarded stock options to purchase shares of Common Stock at a per share exercise price equal to the fair market value on the date of grant. During fiscal 2001, each of Messrs. Foley, Maffei, Prentice, Shennan and Weatherup and Ms. Bass received options to purchase 25,000 shares of Common Stock (50,000 shares after giving effect to the two-for-one stock split effected on April 27, 2001) at a split-adjusted exercise price of $22.41 per share. Mr. Behar received a grant of options to purchase 25,000 shares of Common Stock (50,000 shares after giving effect to the two-for-one stock split effected on April 27, 2001) at a split-adjusted exercise price of $22.41 under the Key Employee Plan.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2001, Ms. Bass, Mr. Maffei and Mr. Prentice had no relationships or transactions with the Company or its subsidiaries required to be disclosed pursuant to Item 402(j) of Regulation S-K promulgated under the Exchange Act.

Performance Graph

      The following graph depicts the Company’s total return to shareholders from September 29, 1996 through September 30, 2001, relative to the performance of the Nasdaq Stock Market (U.S. Companies) Index, the Nasdaq Eating and Drinking Establishments Index, and the Nasdaq Retail Index. All indices shown in the graph have been reset to a base of 100 as of September 29, 1996 and assume an investment of $100 on that date and the reinvestment of dividends paid since that date. The Company has not ever paid cash dividends on its Common Stock. The points represent fiscal year-end index levels based on the last trading day in each such fiscal year. The chart set forth below was prepared by Research Data Group, Inc., which holds a license to use the indices used herein.

	9/29/96	9/28/97	9/27/98	10/03/99	10/01/00	9/30/01

Starbucks Corporation	$100	$124	$109	$146	$244	$182
Nasdaq Stock Market	$100	$137	$143	$226	$302	$123
Nasdaq Eating and Drinking Establishments	$100	$100	$78	$127	$122	$139
Nasdaq Retail	$100	$89	$78	$226	$67	$59

Certain Transactions, Indebtedness of Management and Compensation Arrangements

      During fiscal 2001, the Company chartered an airplane owned by Devon Air Holdings, LLC (“Devon Air”), a limited liability company wholly-owned by Mr. Howard Schultz, the chairman of the Board of Directors and chief global strategist, for executive business travel. The Company paid Devon Air $356,697 during fiscal 2001, based on a discounted rate for actual hours flown.

      In April 2001, Mr. Schultz and a group of investors organized as The Basketball Club of Seattle, LLC (the “Basketball Club”) purchased the franchises for The Seattle Supersonics and The Seattle Storm basketball teams. Upon such purchase, the Basketball Club assumed pre-existing Team Sponsorship Agreements between the former owners and Starbucks. Pursuant to such agreements, Starbucks paid the Basketball Club $299,020 during fiscal 2001. Mr. Schultz held a controlling ownership interest in the Basketball Club at fiscal year end.

      The Company establishes certain compensation arrangements with its executive officers at the time of hire. The arrangements include starting salary, bonus eligibility, initial stock option grants and relocation packages, where appropriate. In addition, most of such arrangements specify that the executive officer will receive an amount equal to twelve months of base salary as severance in the event that he or she is terminated for any reason other than cause. Neither Mr. Schultz nor Mr. Smith, a member of the Board of Directors and the Company’s president and chief executive officer, has such an arrangement with the Company.

      In late December 2001, the Company and Mr. Behar, a member of the Board of Directors and president, North American Operations, entered into an agreement governing the terms of Mr. Behar’s renewed employment by the Company. Pursuant to such agreement, Mr. Behar will be employed until October 31, 2010 as president, North American Operations or in another capacity, and will receive $100,000 per year as base salary. In the event of Mr. Behar’s death prior to October 31, 2010, the Company will pay his surviving spouse the amount of unpaid salary he would have received through the term of the agreement and provide comparable medical coverage to her through the term of the agreement.

      Mr. Prentice, a member of the Company’s Board of Directors, is also a member of the Board of Directors of PlayNetwork, Inc. (“PlayNetwork”). Mr. Prentice is also affiliated with Chartwell Capital Investors II, L.P., which owns approximately 30% of PlayNetwork. The Company purchases music services for its retail stores from PlayNetwork and paid $2,343,657 to PlayNetwork for such services in fiscal 2001. In addition, the Company has approximately a 2% ownership interest in PlayNetwork and made a short-term, $500,000 convertible loan to PlayNetwork in October 2001.

      The Pepsi Bottling Group purchases and distributes bottled Frappuccino® coffee drink, a product produced by the North American Coffee Partnership, a joint venture between the Company and the Pepsi-Cola Company, a division of PepsiCo, Inc., (the “NACP”). Mr. Craig E. Weatherup, a director of the Company, is the Chairman and Chief Executive Officer of the Pepsi Bottling Group, Inc. During fiscal 2001, Starbucks had sales of approximately $8.8 million to the NACP and the NACP had sales of approximately $106.8 million to the Pepsi Bottling Group, Inc.

      As part of his initial compensation package, Mr. Peter Maslen, president, Starbucks Coffee International, Inc., received a $300,000 loan from Starbucks Coffee International, Inc. to assist in the purchase of a home. The loan bears interest at a rate of 5.29% per year. The largest aggregate amount outstanding on the loan during fiscal 2001 was $314,548. The aggregate amount outstanding as of December 31, 2001 was $302,645.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership (“Forms 3”) and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company (“Forms 4”). Officers, directors and greater than 10% shareholders of the Company are required by Securities and Exchange Commission regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended September 30, 2001, except that Ms. Cynthia Vahlkamp was late in reporting the purchase of 1,440 shares of Common Stock in March 2001.

PROPOSAL 2 — RATIFICATION OF SELECTION OF AUDITORS

      The Board of Directors requests that the shareholders ratify its selection of Deloitte & Touche to serve as the Company’s independent auditors for fiscal 2002. Deloitte & Touche examined the consolidated financial statements of the Company for the fiscal year ended September 30, 2001. Representatives of Deloitte & Touche will be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS THE INDEPENDENT AUDITORS OF THE COMPANY.

PROPOSAL 3 — APPROVAL OF THE MATERIAL TERMS OF THE

COMPANY’S EXECUTIVE MANAGEMENT BONUS PLAN

Introduction

      At the Annual Meeting, the Company’s shareholders will be requested to consider and act upon a proposal to approve the material terms of the updated Executive Management Bonus Plan (the “EMB Plan”), a copy of which is attached as Appendix A.

      On December 30, 2001, the Compensation Committee adopted the EMB Plan, subject to approval by the Company’s shareholders of the material terms thereof. The purpose of the EMB Plan is to increase shareholder value by providing an incentive for the achievement of goals that support Starbucks strategic plan. Although no shareholder approval is required for the Company to enact and maintain a bonus plan for its executives, shareholder approval of the material terms of the EMB Plan is required to ensure tax deductibility by the Company of bonuses payable thereunder.

Description

      Set forth below is a summary of the material terms of the EMB Plan that shareholders are being asked to approve.

      Administration. The EMB Plan will be administered by the Compensation Committee of the Board. Among other things, the Compensation Committee will have the authority to select participants in the EMB Plan from among the Company’s executive officers and to determine the performance goals, target amounts and other terms and conditions of awards under the EMB Plan. The Compensation Committee also will have the authority to establish and amend rules and regulations relating to the administration of the EMB Plan. All decisions made by the Compensation Committee in connection with the EMB Plan will be made in the Compensation Committee’s sole discretion and will be final and binding.

      Eligibility. The chairman, chief executive officer, presidents, executive vice presidents and other senior executives of the Company and its subsidiaries (approximately eight officers), as recommended and designated by the Compensation Committee, are eligible to be granted awards under the EMB Plan.

      Terms of Awards. Awards under the EMB Plan will be payable upon the achievement during each fiscal year of specified objective and individual performance goals. At the beginning of each fiscal year, the Compensation Committee will establish the performance goals (both objective and individual) for each plan participant, the relative weighting between the objective and individual performance goals and the target amount of the award that will be earned if the performance goals are achieved in full. After the end of the performance period, the Compensation Committee will certify the extent to which the performance goals are achieved and determine the amount of the award that is payable; provided that the Compensation Committee will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the payout calculated under the EMB Plan.

      Objective Performance Goals. The EMB Plan provides that at the beginning of each plan year (the Company’s fiscal year), the Compensation Committee selects one or more specific objective performance measures from among the following: return on capital, earnings per share, sales growth or volume and return on assets (collectively, the “Objective Performance Measures”). The Compensation Committee then sets Objective Performance Goals for each participant based on the Objective Performance Measure or Measures selected, together with related target awards. The weighting of the Objective Performance Goals may vary from participant to participant. If the Objective Performance Goals are met, the maximum dollar amount payable to any participant in any one year under the Objective Performance Goals is $3,500,000.

      For fiscal 2002, the Compensation Committee has selected earning per share as the Objective Performance Measure for all participants. The actual awards to be paid under the EMB Plan cannot be determined at this time since the awards are dependent on the Company’s financial performance for fiscal 2002.

      Individual Performance Goals. The EMB Plan provides further that the remaining portion of the total bonus payout available to participants is to be based on individual goals with corresponding percentage weights designed to measure a participant’s achievements. Such Individual Performance Goals may differ from participant to participant and are established for each plan year.

      Target Awards. The Compensation Committee will also determine the amount of the target awards that will be paid to each plan participant if the Objective Performance Goals and Individual Performance Goals are met and the method by which such amounts will be calculated.

Reason For Shareholder Approval

      The EMB Plan has been designed to take into account certain limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executives. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and the four other most highly compensated officers of a public corporation. (See “Executive Compensation — Compensation Committee Report” above.) However, “performance-based compensation,” which is compensation paid solely upon the achievement of Objective Performance Goals, the material terms of which are approved by the shareholders of the paying corporation, will still qualify for a corporate tax deduction. The shareholders of the Company are accordingly being asked to approve the material terms of the EMB Plan, as described above.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE MATERIAL TERMS OF THE EMB PLAN.

PROPOSAL 4 — PROPOSAL TO DECLASSIFY THE COMPANY’S BOARD OF DIRECTORS

      The Central Pension Fund of the International Union of Operating Engineers and Participating Employers, located at 4115 Chesapeake Street, N.W., Washington, D.C. 20016-4665, is the beneficial owner of 44,800 shares of Starbucks Common Stock, and submits the following resolution:

      BE IT RESOLVED that the stockholders of Starbucks Corporation (“Company”) urge the Board of Directors to take the necessary steps, in compliance with Washington State Law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

Supporting Statement

      The Board of Directors of our Company is divided into three classes serving staggered, three-year terms. This type of board arrangement is commonly referred to as a “classified” board. In our view, a classified board structure is not in the best interests of the Company or the shareholders. The elimination of the staggered election of the Board of Directors would require each director to stand for election annually. Such a declassification of the board would allow shareholders, annually, the opportunity to register their views on the performance of the board collectively and each director individually.

      According to our Company’s own filing with the US Securities and Exchange Commission on March 26, 2001 on Form 8A-12G/A, “[Starbuck]’s [sic] Amended and Restated Articles of Incorporation and Washington law contain certain provisions that may have the effect of entrenching current management and delaying or discouraging a hostile takeover of Starbucks. Section 5.2 of ‘[Starbuck]’s [sic] Amended and Restated Articles of Incorporation provide for a staggered Board of Directors, with each director serving a three-year term.”

      We strongly believe shareholders deserve the opportunity to vote on each director annually rather than once every three years. In our opinion, any concerns that the annual election of all directors could leave our Company without experienced board members in the event that all incumbents are voted out are unfounded. In the event that the shareholders voted to replace the entire board, such action would reflect the discretion and will of the shareholders, and their judgment of the relative value of the incumbents’ experience.

      A classified board structure, in our opinion, serves to protect the incumbency of the Board of Directors and current management, and limits their accountability to shareholders. A classified board structure is, in our view, unnecessary and reduces management accountability to shareholders.

      We urge your support FOR this proposal.

Board of Directors’ Response

      The Board of Directors has carefully evaluated the changes suggested in the proposal submitted by the Central Pension Fund of the International Union of Operating Engineers and Participating Employers (the “Union Fund”), which is associated with the local union representing 16 employees (of the Company’s approximately 54,000 total employees) who work at the roasting plant in Kent, Washington. The Board believes that its classified Board structure, which has been in place since shortly after the Company’s initial public offering in 1992, continues to be in the best interests of the Company and its shareholders.

      According to the Company’s Amended and Restated Articles of Incorporation, the Board is divided into three classes, with the three directors in each class standing for election at every third Annual Meeting of Shareholders. We believe that the Board and the Company benefit from this structure because it provides continuity and stability to the Board, facilitates long-term planning by the Board and enhances the independence of non-employee directors.

      The three-year staggered terms of our Board members are designed to prevent sudden disruptive changes to the composition of the Board by preventing the election of an entirely new Board in any one year and to ensure that a majority of the directors have prior experience as directors of the Company. This structure provides greater certainty that at all times a majority of the Board will have a deep understanding of the

Company’s business and culture, as well as its global growth strategies. Directors with such an understanding of the Company are better positioned to make fundamental decisions about the future of the Company and guide management in implementing such decisions.

      The Board also believes that the three-year staggered terms of its members facilitate its ability to focus on long-term strategic planning. The continuity of Board members from year to year means that Board members can spend the majority of their time evaluating projects and policies that will affect the growth and vitality of the Company well into the future, instead of being introduced to and gaining an understanding of the Company’s current operations. The annual election of one-third of the Board also prevents abrupt changes in corporate practices and policies based on an incomplete understanding of the Company and its culture or short-term objectives, which might occur if the entire Board were replaced in one year. We believe that the in-depth knowledge and experience of the Board of Directors of the Company are particularly important now, given the challenges the Company faces as it transforms itself into a truly global organization in an uncertain world economy.

      In addition, we believe that the classified three-year term structure of the Company’s Board enhances the independence of non-employee directors by providing them with a longer assured term of office. Non-employee or “independent” directors can, therefore, voice their views without having to continually consider an upcoming nomination for re-election the following year.

      Above and beyond the benefits to routine Board functions provided by a classified Board structure described above, the Board also believes that a classified Board structure enhances the Board’s ability to negotiate the best results for shareholders in the event of a takeover situation. Because at least two annual shareholder meetings will generally be required to effect a change in control of the Board, incumbent directors will have the time and leverage to evaluate any takeover proposal, weigh available alternatives to the Company and negotiate on behalf of all shareholders to maximize value for all shareholders. It is important to note, however, that although a classified Board structure is intended to encourage a person seeking to gain control of the Company to negotiate with the incumbent Board, the structure cannot prevent, by itself, a hostile acquisition.

      The supporting statement submitted by the Union Fund suggests that a classified three-year term structure of the Board of Directors limits accountability to shareholders and may negatively impact the Company’s financial performance. The Board believes that with respect to the Company, these assertions are unfounded. We believe that the benefits of a classified Board of Directors do not come at the expense of accountability to shareholders. All of the Company’s directors, regardless of the length of their term, are required to uphold their fiduciary duties to the Company and its shareholders. We believe that the strong financial performance of the Company over many years validates the commitment to the Company and its shareholders of the Board, and demonstrates the responsibility each director feels personally to guide the Company in a manner that benefits all of the stakeholders in the Company.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS.

PROPOSAL 5 — PROPOSAL TO IDENTIFY AND LABEL ALL FOOD PRODUCTS
MANUFACTURED OR SOLD BY THE COMPANY THAT MAY

CONTAIN GENETICALLY MODIFIED INGREDIENTS

      On behalf of Mr. Mark Squire, the beneficial holder of 200 shares of Starbucks Common Stock, As You Sow, a non-profit organization located at 520 Pacific Avenue, San Francisco, California, 94133, submits the following resolution and supporting statement for consideration by the Company’s shareholders at the Annual Meeting:

      RESOLVED: Shareholders request that (unless long-term safety testing demonstrates that genetically engineered (GE) crops, organisms, or products thereof are not harmful to humans, animals, and the environment) the Board of Directors adopt a policy to identify and label (where feasible) all food products manufactured or sold by the company under the company’s brand names or private labels that may contain GE ingredients.

Supporting Statement

Domestic and international markets for genetically engineered (GE) foods are threatened by extensive resistance:

•	In 2001, Starbucks was the target of anti-GE food demonstrations at over 500 stores;

•	Since fall of 2000, hundreds of millions have been spent by food companies in recalling food containing GE corn not approved for human consumption;

•	Frito Lay, a division of Pepsico, asked farmers that supply corn for Frito Lay chips to provide only non-genetically engineered corn (1/2000);

•	Gerber Products Co. announced in July 1999 that it would not allow GE corn or soybeans in any of their baby foods;

•	Many of Europe’s larger food retailers have committed to removing GE ingredients from their store-brand products, as have some U.S. retailers;

•	In the UK, three fast-food giants — McDonald’s, Burger King, and KFC — are eliminating GE soy and corn ingredients from their menus;

There is scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment:

•	Canada and the European Union rejected approval of rBGH, a GE bovine growth hormone, for use in dairy cattle because of concerns over animal and human health issues.

•	Research has shown that Bt crops are building up Bt toxins in the soil, thereby disturbing soil ecology and impacting beneficial organisms and insects (12/1999, 5/2000);

•	The National Academy of Sciences report, Genetically Modified Pest-Protected Plants, recommends development of improved methods for identifying potential allergens in genetically engineered pest-protected plants. The report found the potential for gaps in regulatory coverage (4/2000).

•	Uncertainty about the ecological risks of genetically engineered crops persists. (Science 12/15/2000);

In the U.S., a long tradition of citizens’ “right to know” is expressed in laws requiring nutritional labeling of foods:

•	Focus groups conducted by the Food and Drug Administration in spring 2000 indicated strong public support for mandatory labeling.

•	Over a dozen polls in the U.S. show that about 70-94% of people surveyed want GE food to be labeled as such.

•	GE crops may incorporate genes from animal species. Individuals wishing to avoid them for religious or ethical reasons cannot unless they are labeled;

•	The European Union and Japan require labeling of GE foods, and labeling has been proposed by governmental authorities in Canada, New Zealand, South Korea and Australia.

•	Once in effect, the Biosafety Protocol, approved by representatives of more than 130 countries (01/2000), will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled “may contain” GEOs, and countries can decide whether to import those commodities based on a scientific risk assessment.

Board of Directors’ Response

      The Board of Directors wholeheartedly supports our customers’ interests in food safety. We also believe that consumers are entitled to relevant information about the foods they buy so that they can make informed purchasing decisions. The Company actively monitors food safety requirements, including those governing the labeling and sale of foods that include ingredients derived from genetically modified (“GM”) materials. Based on our review of available information and the positions of the vast majority of food safety regulators around the world, we believe that all the food products we offer are safe for consumption. Nevertheless, Starbucks has a history of listening and responding to our customers and we want to act responsibly to address the concerns of some of our customers about products we offer that might contain GM material. We believe that the Company’s response to this complex issue, which is to provide alternative food products to those that may contain GM material for our customers who request them, rather than to implement a labeling system as proposed, is in the best interests of the Company.

      The Company has taken several significant steps to address concerns about products we offer that might contain GM material. Most importantly, the Company has confirmed that our core products, coffee and tea, are not genetically modified and the Company has made the decision not to support current research on genetic modification of coffee to increase crop yields. We have also verified that the soymilk offered in our stores is organic and GM material-free. In addition, to address concerns about milk produced using the synthetic hormone, rBST (recombinant bovine somatotropin), the Company has made certified organic milk (which is rBST-free) available in all of our Company-owned stores in the United States. The Company has reviewed its other products and found that the majority are GM material-free and is continuing to look for alternatives to those products that contain ingredients derived from genetically modified crops.

      The Board believes that the steps taken by the Company and the initiatives underway to address concerns about products containing GM material constitute a reasonable approach to a controversial issue. The Company neither supports nor condemns genetic modification technology; we simply want to meet our customers’ desires in a practical manner. We believe that implementing the labeling system proposed is not only impracticable but could also put the Company at a competitive disadvantage with respect to other coffee retailers. In order to develop a reliable labeling system to identify all of the products offered by the Company that contain GM material, the Company and its food product vendors would need to conduct testing to identify GM materials with a high degree of certainty, create a consistent labeling system for its products that contain GM material, and modify its operations to accommodate new labels, all at considerable cost to the Company. We believe that the alternative of labeling all of the Company’s food products (other than those certified as GM material-free mentioned above) to indicate that they “may” contain GM material does not significantly increase a customer’s ability to make an informed choice and places the Company at a disadvantage as concerned consumers choose unlabeled products from other companies (that may in fact contain GM material) rather than those Starbucks products labeled to indicate that they “may” contain GM material, even if they do not.

      The Board believes that the Food and Drug Administration (the “FDA”) and other regulatory agencies that are charged with protecting the health and safety of the public and the environment are the proper entities to evaluate and make judgments about the sale and labeling of products containing GM material. Until the FDA or other regulatory agency requires consistent labeling by all retailers of all food products containing GM material and establishes appropriate testing procedures and protocols, the Board of Directors believes that providing alternatives to products containing GM material, rather than labeling all of its products, is in the best interests of the Company and its shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL TO IDENTIFY AND LABEL ALL FOOD PRODUCTS OFFERED BY THE COMPANY THAT MAY CONTAIN GENETICALLY MODIFIED INGREDIENTS.

OTHER BUSINESS

      The Board of Directors knows of no other matters to be brought before the Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

      Shareholder proposals to be presented at the Company’s Annual Meeting of Shareholders in early 2003 and included in the Company’s Proxy Statement relating to such meeting must be received by the Company at its executive offices at 2401 Utah Avenue South, Seattle, Washington 98134, Attention: Office of the General Counsel, on or prior to September 24, 2002.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

      The Company’s Annual Report to Shareholders for the fiscal year ended September 30, 2001 (which is not a part of the Company’s proxy soliciting materials) is being mailed to the Company’s shareholders with this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K, without exhibits, will be furnished without charge to shareholders upon request to:

Investor Relations

Starbucks Corporation
2401 Utah Avenue South
Seattle, Washington 98134
(206) 447-1575 x87118
www.starbucks.com/aboutus/investor.asp

By Order of the Board of Directors,

Shelley B. Lanza
secretary

Seattle, Washington

January 17, 2002

APPENDIX A

STARBUCKS CORPORATION

EXECUTIVE MANAGEMENT

BONUS PLAN

Approval by Shareholders	The material terms of the Executive Management Bonus Plan will be submitted to the shareholders of Starbucks Corporation (“Starbucks” or the “Company”) on February 26, 2002. Shareholder approval of the material terms of the Plan, including the Objective Performance Measures, is required in order for the bonuses paid upon achievement of the Objective Performance Goals to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Plan Term	Five fiscal years beginning October 1, 2001

Plan Effective Date	October 1, 2001

Plan Year	Starbucks fiscal year, which ends on the Sunday closest to September 30.

Purpose	The purpose of the Plan is to increase shareholder value by providing an incentive for the achievement of goals that support Starbucks strategic plan.

Eligibility	Starbucks partners serving in positions of executive vice president and above and other senior officers of the Company, as designated by the Compensation Committee of the Board of Directors, are eligible to participate in the Plan.

The executive vice president, Partner Resources, and the chief executive officer have the authority to recommend Participants. The Compensation Committee has the sole authority to designate Participants.

Eligibility will cease upon termination of the Participant’s employment, withdrawal of designation by the Compensation Committee, transfer to a position compensated otherwise than as provided in the Plan, termination of the Plan by Starbucks, or if the Participant engages, directly or indirectly, in any activity which is competitive with any Starbucks activity.

If a Participant changes from an eligible position to an ineligible position during the Plan Period, eligibility to participate will be at the discretion of the Compensation Committee.

Target Bonus	The Target Bonus for each Participant shall be established by the Compensation Committee no later than ninety (90) days after the beginning of the Plan Year. The Target Bonus shall be the amount that would be paid to the Participant under the Plan if 100% of Objective Performance Goals and 100% of Individual Performance Goals were met. The Target Bonus may be established as a percentage of Base Pay, a specific dollar amount, or according to another method established by the Compensation Committee. The amount of the Target Bonus earned by the Participant shall be based on the achievement of Objective Performance Goals and Individual Performance Goals.

Base Pay is the annual pay rate established for the Participant by Starbucks and in effect on the last day of the Plan Period or, in the case of a deceased or disabled Participant, on the last day of participation in the Plan. Starbucks, in conjunction with the Compensation Committee, may at any time, in its sole discretion, prospectively revise the Participant’s Base Pay.

Goals

• Objective	• In accordance with Section 162(m) of the Internal Revenue Code, the Compensation Committee shall select one or more objective performance measures from among Earnings Per Share, Return on Capital, Sales Growth and Volume, and/or Return on Assets and establish Objective Performance Goals based on such measures. The Compensation Committee shall select the Objective Performance Goals for each Participant no later than ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain.

• The Compensation Committee shall select the amount of the Target Bonus for each Participant that will be determined by achievement of the Objective Performance Goals.

• The Compensation Committee may establish any special adjustments that will be applied in calculating whether the Objective Performance Goals have been met to factor out extraordinary items no later than ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain.

• If the Objective Performance Goals selected by the Compensation Committee are not met, no bonus related to those goals is payable under the Plan.

• Individual Goals	• The portion of the Target Bonus not determined by achievement of the Objective Performance Goals shall be determined by the Participant’s achievement of Individual Goals.

• Each Participant with Individual Goals shall submit such Individual Goals for approval by the Compensation Committee.

• The maximum performance level for each Individual Goal is 100%.

Bonus Payout and Eligibility	Bonus Payout for each Participant is based on the achievement of the Objective Performance Goals and the Individual Goals. A Bonus Payout under this Plan is earned as of the end of the Plan Year and will be paid according to the Plan, if the Participant:

1) remains a Starbucks partner through the end of the Plan Year, unless employment is terminated prior to the end of the Plan Year due to death or disability, and

2) refrains from engaging during the Plan Year, directly or indirectly, in any activity that is competitive with any Starbucks activity.

The Compensation Committee, in its discretion, may determine that the Bonus Payout for any Participant will be less than (but not greater than) the amount earned by such Participant under the Plan.

Bonus Payout Calculation	Within ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain, the Compensation Committee shall review and approve for each Participant: the target bonus; the Objective Performance Goals; and the relative weighting of the Goals for the Plan Year. Those metrics will be used to calculate the Bonus Payout for each Participant. Upon completion of the Plan Year, the Compensation Committee shall review the Bonus Payout Calculation for each Participant. The maximum Bonus Payout for the achievement of Objective Performance Goals is $3,500,000 to any one Participant in any Plan Year.

Bonus Payout Prorations	For any partner who meets eligibility criteria and becomes a Participant after the start of the Plan Year or whose employment with Starbucks is terminated prior to the end of the Plan Year because of disability or death, the Compensation Committee (1) shall prorate the Bonus Payout related to the Objective Performance Goals, and (2) in its discretion, may prorate the Bonus Payout related to Individual Performance Goals. If the Participant is on a leave of absence for a portion of the Plan Year, the Compensation Committee in its discretion may reduce the Participant’s Bonus Payout on a pro-rata basis.

The proration is based on the number of full months during which the Participant participated in the Plan during the Plan Year. Credit is given for a full month if the Participant is eligible for 15 or more calendar days during that month.

If a Participant changes positions within Starbucks during the Plan Year, the Compensation Committee in its discretion may prorate the Participant’s Bonus Payout by the number of months in each position.

Administration	Compensation Committee Responsibilities: Approve the Plan design, Objective Performance Goals, and Individual Goals for each Participant. Determine and certify the achievement of the Objective Performance Goals and Individual Goals. Approve the Bonus Payout calculation and Bonus Payout for each Participant.

In the event of a dispute regarding the Plan, the Participant may seek resolution through the executive vice president, Partner Resources and the Compensation Committee. All determinations by the Compensation Committee shall be final and conclusive.

Bonus Payout Administration	The Bonus Payout will be made as soon as administratively feasible and is expected to be within approximately 75 days after the end of the Plan Year. No amount is due and owing to any Participant before the Compensation Committee has determined the Bonus Payout.

The Company will withhold amounts applicable to Federal, state and local taxes, domestic or foreign, required by law or regulation. Contributions for Future Roast 401(k) and Management Deferred Compensation Plan (MDCP) are deducted from cash Bonus Payouts, based on the Participants’ elections then in effect.

Termination of Employment	The Plan is not a contract of employment for any period of time. Any Participant may resign or be terminated at any time for any or no reason. Employment and termination of employment are governed by Starbucks policy and not by the Plan.

Revisions to the Plan	The Plan will be reviewed by the executive vice president, Partner Resources and the Compensation Committee on a periodic basis for revisions. Starbucks reserves the right at its discretion with or without notice, to review, change, amend or cancel the Plan, at any time.

Transportation Information for the Starbucks Corporation

Annual Meeting of Shareholders
at
Benaroya Hall
200 University Street, Seattle, Washington
at
10:00 a.m. (Pacific Time)
on
February 26, 2002

Driving Directions to Benaroya Hall:

     Traveling South on I-5:

•	Take Union Street exit
•	Continue on Union Street to Third Avenue or Second Avenue and turn left
•	The Hall is between Union and University Streets

     Traveling North on I-5:

•	Take Seneca Street exit
•	Continue on Seneca to Third Avenue and turn right
•	The Hall is on your left between Union and University Streets

Free Parking and Shuttle Service:

      In order to accommodate our shareholders, Starbucks Corporation will provide free parking and shuttle service from the Safeco Field parking structure to and from Benaroya Hall.

      The Safeco Field parking structure is located at the corner of Atlantic Street and Occidental in Seattle, Washington. The structure is on the south end of Safeco Field on Atlantic Street, directly across from the ballpark.

Driving Directions to Safeco Field:

     Traveling South on I-5

•	Follow the Airport Way exit and turn right on Holgate
•	Turn right on First Avenue South to the garage

     Traveling North on I-5

•	Take exit 163 to Spokane Street
•	Turn right at Fourth Avenue South
•	Turn left at Lander
•	Turn right on to First Avenue South to the garage

      The garage will open at 7:30 a.m. on February 26, 2002. Starbucks will provide buses, similar to those used by tour lines, to take shareholders to and from Benaroya Hall. Pickup is on Occidental.

      Buses will depart for Benaroya Hall on a continuous schedule between 7:30 a.m. and 9:45 a.m. After the meeting, buses will depart for Safeco Field on a continuous schedule between 11:30 a.m. and 12:45 p.m. Please note that transport between Safeco Field and Benaroya Hall takes approximately 15 minutes.

Downtown Parking Options:

      Limited parking is available at your expense at the following garages:

•	Benaroya Hall Parking Garage: Entrance on Second Avenue between Union Street and University Street, with elevator access to the hall.

•	Cobb/ Puget Sound Plaza Garage: Entrance on University Street, between Third Avenue and Fourth Avenue.

•	Washington Mutual Tower Garage: Entrance on Seneca Street, between Second Avenue and Third Avenue.

•	There are a number of additional paid parking garages in the downtown area.

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

STARBUCKS CORPORATION

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Orin C. Smith and Shelley B. Lanza (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Starbucks Corporation to be held at Benaroya Hall on Tuesday, February 26, 2002 at 10:00 a.m. (Pacific Time) and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

You can now access your Starbucks Corporation account online.

Access your Starbucks Corporation shareholder account online via Investor ServiceDirectSM (ISD).

Mellon Investor Services LLC, agent for Starbucks Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Obtain a duplicate 1099 tax form

		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME
USERS – Establish a
PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirectSM is currently only available for domestic individual and joint accounts.

• SSN

• PIN

• Then click on the button

You are now ready to log in. To access your account please enter your:

• SSN

• PIN

• Then click on the button

If you have more than one account, you will now be asked to select the appropriate account.	You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History

• Book-Entry Information

• Issue Certificate

• Payment History

• Address Change

• Duplicate 1099

Please be sure to remember your PIN, or maintain it in a secure place for future reference

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Please mark your votes as indicated in this example	☒

WITHHOLD
		FOR	AUTHORITY
		all nominees listed	to vote for
		(except as withheld)	nominees listed
1.	ELECTION OF DIRECTORS:

Class 3 Directors:

01 Barbara Bass

02 Craig J. Foley

03 Howard Schultz

WITHHOLD AUTHORITY to vote for the following Directors:

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 29, 2002.

		FOR	AGAINST	ABSTAIN
3.	Proposal to approve the material terms of the Company’s Executive Management Bonus Plan.

		FOR	AGAINST	ABSTAIN
4.	Shareholder proposal to declassify the Company’s Board of Directors.

		FOR	AGAINST	ABSTAIN
5.	Shareholder proposal to identify and label all food products manufactured or sold by the Company that may contain genetically modified ingredients.

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND AGAINST PROPOSALS 4 AND 5.

CONSENT TO ELECTRONIC DELIVERY
By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications to me electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC at www.Mellon-Investor.com and that costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs I may incur in printing documents, will be my responsibility.

IMPORTANT — PLEASE SIGN AND RETURN PROMPTLY.

Signature(s)	Dated:	, 2002.

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/sbux		1-800-840-1208

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.starbucks.com/aboutus/investor.asp